Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-266941) on Form S-3 of UMB Financial Corporation of our reports dated February 23, 2024, with respect to the consolidated financial statements of Heartland Financial USA, Inc., and the effectiveness of internal control over financial reporting which reports appear in the Form S-3 of UMB Financial Corporation dated August 17, 2022. We consent to the reference to our firm under the heading “Experts” in the prospectus supplement to registration statement on Form S-3 (No. 333-266941).

/s/ KPMG LLP

Des Moines, Iowa

April 28, 2024